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Exhibit (a)(11)

[FORM OF EMAIL CONFIRMATION TO BE DELIVERED BY THE COMPANY TO ELIGIBLE OPTIONHOLDERS WHO ELECT TO PARTICIPATE IN THE EXCHANGE OFFER]

Hello            ,

This is to confirm that Stock Administration has received your Offer to Exchange Options Election Form.

Thank You,
Stock Administration

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  Exhibit (a)(11)